Exhibit 99.1

March 25, 2015

Dear ACCO Brands Shareholder:

I am pleased to report that, in fiscal year 2014, ACCO Brands Corporation delivered strong earnings improvement, generated $146 million of free cash flow(1), initiated a share buyback program and further reduced its leverage. We accomplished this despite a weaker international macroeconomic environment and continuing structural changes in our industry.

Net sales decreased 4% to $1,689.2 million, from $1,765.1 million in 2013. Currency reduced sales by 2% and the remaining decrease was primarily due to declines with a large customer that recently merged. Net income was $91.6 million, or $0.79 per share, compared to net income of $77.1 million, or $0.67 per share in 2013. Excluding restructuring charges, net income increased primarily due to cost savings, productivity improvements and lower interest expense.

For 2015, our strategy will be consistent with the prior year. We will continue to manage our mature markets for profit while offsetting some secular headwinds with market share gains and productivity improvements. We will continue to prudently invest in emerging markets with an expectation of top- and bottom-line growth. And we will continue to focus on generating strong cash flow, which we will use to pay down debt and for other shareholder-value-creating opportunities such as share repurchases or acquisitions.

We believe the macroeconomic environment, especially in international markets, will remain challenging in 2015, with potential deterioration in some of our key markets, including Brazil and Europe. We also believe that our sales in the office super store channel will continue to decline, in light of current and anticipated customer consolidation. And, unfavorable foreign currency could impact sales outside of the United States. However, productivity initiatives and continued rigor around cost savings should yield $30 million of benefit in 2015, which will partially offset these headwinds.

Overall, I am very pleased with the way we have managed our business; we are executing well despite pressures from an uncertain economy, unfavorable currency trends and customer consolidation. While these pressures will continue into 2015, I am confident in our ability to execute and meet whatever challenges lie ahead.

Your feedback is always welcome, and we appreciate your support as we work hard to deliver the results you expect as a shareholder.

Sincerely,

Boris Elisman
President and Chief Executive Officer

(1) For additional information regarding free cash flow, including a reconciliation to the most directly comparable GAAP measure, see Part II, Item 6 of this Annual Report on Form 10-K.

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